Exhibit 99.2

                                  NEWS RELEASE
For Immediate Release
Contact:
Terry Robinson
President and  CEO
North Bay Bancorp
707-259-2346

                   North Bay Bancorp Announces NASDAQ Listing

Napa, CA - August 27, 2002 - North Bay Bancorp, holding company for The Vintage Bank and Solano Bank, has announced that the Company's stock will be traded on the NASDAQ National Market beginning Tuesday, September 3, 2002 under the symbol NBAN. The stock will continue to trade on the OTC Bulletin Board through the close of trading August 30, 2002.

Terry Robinson, President and CEO of North Bay Bancorp, stated, "Given our Company's aggressive growth plans and our commitment to remaining an independent publicly owned company, listing our stock on NASDAQ represents a significant milestone in attaining our goals. We feel that moving to the NASDAQ National Market will provide our stock with greater visibility and an expanded base of potential investors, resulting in increased liquidity for our shareholders.

North Bay Bancorp is based in Napa, California. The Vintage Bank operates four offices in Napa County--a main office and two branches in the city of Napa and a branch in St. Helena. Solano Bank operates four offices in Solano County--a main office in Vacaville and branches in Fairfield, Vallejo and Benicia.

North Bay Bancorp currently has 2,122,691 common shares outstanding, held by 1,057 shareholders of record.

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This press  release  contains  forward-looking  statements  with  respect to the financial condition, results of operation and business of North Bay Bancorp and its subsidiaries. These include, but are not limited to, statements that relate to or are dependent on estimates or assumptions relating to the prospects of loan growth, credit quality and certain operating efficiencies resulting from the operations of The Vintage Bank and Solano Bank. These forward-looking statements involve certain risks and uncertainties. Factors that may cause
actual  results  to  differ   materially   from  those   contemplated   by  such
forward-looking  statements include, among others, the following  possibilities:
(1)  competitive   pressure  among  financial   services   companies   increases
significantly; (2) changes in the interest rate environment reduce interest margins; (3) general economic conditions, internationally, nationally or in the State of California are less favorable than expected; (4) legislation or regulatory requirements or changes adversely affect the business in which the combined organization will be engaged; and (5) other risks detailed in the North Bay Bancorp reports filed with the Securities and Exchange Commission.